Exhibit 99.1

Contact:

DMH International, Inc.

Nina Goldstein

888-218-5713

info@dmhintl.com

FOR IMMEDIATE RELEASE

DMH International Announces Merger Completion with

Virtual Physicians Network

DMH International is announcing the completion of the merger with Virtual Physicians Network.

July 23, 2014 -- Coral Springs, Florida -- DMH International (OTCBB: DMHI), announced today that the much-anticipated merger of DMHI and Virtual Physicians Network is now complete.

As anticipated, the current CEO of Virtual Physicians Network, George England, will assume the same role for DMHI. Mr. England led the successful development and national launch of Virtual Physicians Network’s new mobile app designed for surgeons, hospitals and medical vendors. Mr. England has over 26 years of experience as a healthcare entrepreneur and executive. Mr. England has worked with established industry leaders such as Synthes, K2M and Nuvasive as well as several national start-up companies in the healthcare vertical with a focus on fundraising and corporate development.

“I am thrilled to complete this merger between DMHI and Virtual Physicians Network,” explained Mr. England. “The management teams of both companies have worked extremely hard this year to finalize this exciting partnership. We are now poised to rapidly expand the national launch of all of our technology solutions which are desperately needed in the healthcare industry,” he continued. “The only way to effectively navigate through today’s chaotic healthcare climate is to take advantage of the latest technology. Our solutions are uniquely designed to solve these challenges and help healthcare professionals improve clinical and financial outcomes,” Mr. England concluded.

The current CEO of DMH International, Rik J Deitsch, will stay on with DMHI and serve as Chairman of the Board. As an original founder of Touch Medical Solutions, a subsidiary of DMHI, Mr. Deitsch will offer continued insight and leadership from his position on the DMHI board of directors. With a graduate degree in biochemistry Mr. Deitsch has successfully focused on biotechnology specializing in the acquisition, licensing, and commercialization of pharmaceutical products for the last 20 years.

“As I’ve said before, this is an exciting merger,” explained Rik J Deitsch, Chairman of DMH International. “Virtual Physician’s Network’s products are a great addition to our medical imaging and medical records software. They bring entirely new applications and markets to the company as well as seasoned management, software designers and sales support that has been lacking at DMH International,” he continued. "We have every confidence that the addition of VPN will greatly expand our product offerings and is expected to shorten our time to market for all of our products and services," Deitsch concluded.

DMH International’s unique combination of healthcare technology offerings will target the ever-increasing demand for intuitive technology solutions that drive revenue and improve clinical outcomes. Medical device and pharmaceutical companies spend on average 30 billion dollars annually on marketing to healthcare professionals.

Concurrently, EMR (Electronic Medical Records) and PACS (Picture Archiving Communication System) application sales are 3.8 billion dollars annually. With 100 million surgeries and procedures preformed each year in the U.S. and more than 45% of physician offices yet to adopt an EMR or PACS program that they are satisfied with, DMH International is uniquely poised to positively impact this market.

About Virtual Physician’s Network

Virtual Physicians Network is a mobile healthcare business applications company offering the first fully integrated virtual event and professional networking platform combined with proprietary practice building tools for surgeons, healthcare professionals and medical vendors. Virtual Physicians Network provides all this through the Virtual Physician’s Network mobile app available in the App store (Apple devices), Google Play (Droid devices) and on their web-based application. For additional information about Virtual Physician’s Network including a video demonstration, visit: www.virtualphysiciansnetwork.com.

About DMH International

DMH International, through it's subsidiary, Touch Medical Solutions, is a medical software and device company specializing in PACS (Picture Archiving and Communications Systems), EHR (Electronic Hospital records), EMR (Electronic Medical Records), PHR (Personal Health Records), Medical Transcription, and Paperless Medical Office Solutions.  For additional information about Touch Medical Solutions, visit: http://www.dmhintl.com.

SEC Disclaimer

This press release contains forward-looking statements. The or future financial condition. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov.  Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

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